Exhibit 26l

                         ACTUARIAL OPINION AND CONSENT

This opinion is supplied with the filing of the Pre-Effective Amendment to the Registration Statement on Form N-6, File No. ______________, by the Allstate Life of New York Variable Life Separate Account A (the "Separate Account") and Allstate Life Insurance Company of New York covering an indefinite amount of interests under certain flexible premium variable universal life insurance policies (the "Policies") offered by Allstate Life Insurance Company of New York. Premiums received under the Policies may be allocated by Allstate Life Insurance Company of New York to the Separate Account as described in the Prospectus included in the Registration Statement.

I am familiar with the Policy provisions and description in the Prospectus and it is my opinion that the illustrations of death benefits, policy values, and surrender values, included in the Appendix to the Prospectus, based on the assumptions stated in the illustrations, are consistent with the Policy provisions. The Policy rate structure has not been designed to make the relationship between, premiums and benefits, as shown in the illustrations, appear more favorable to prospective male nonsmokers ages 45, than to male nonsmokers at other ages. The preferred nonsmoker rate class generally has a more favorable rate structure than other rate classes. Female rate classes generally have a more favorable rate structure than male rate classes.

The current and guaranteed monthly mortality rates used in the illustrations have not been designed so as to make the relationship between current and guaranteed rates more favorable for the ages and sexes illustrated than for a male nonsmoker at other ages. The preferred nonsmoker rate classes generally have lower monthly mortality rates than the other rate classes. The female rate classes generally have lower monthly mortality rates than the male rate classes.

The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policy is sold. I consent to the use of this opinion as an Exhibit to the Pre Effective Amendment to the Registration Statement.


                                                               Very truly yours,

                                                            /s/ William P. Hanus
                                                            --------------------
                                                                William P. Hanus
                                                        Senior Actuarial Manager